Exhibit 10.1

EXECUTIVE Employment Agreement

This Executive Employment Agreement (“Agreement”) is made and entered into as of June 28, 2025, by and between Robert Jahr (“Executive”) and Outlook Therapeutics, Inc. (“Company”).

Whereas, the Company desires to employ Executive as its Chief Executive Officer and President and provide Executive with certain compensation and benefits in return for Executive’s services, and Executive agrees to be employed by the Company in such capacity and to receive the compensation and benefits on the terms and conditions set forth herein; and

Whereas, the Company and Executive desire to enter into this Agreement to memorialize the terms and conditions of Executive’s employment by the Company.

Now, Therefore, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.            Employment by the Company.

1.1            Start Date. Executive’s employment hereunder shall be effective as of July 1, 2025 (the “Start Date”).

1.2            Position. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Executive Officer and President, and Executive hereby accepts such continued employment on the terms and conditions set forth in this Agreement.

1.3            Duties. As Chief Executive Officer and President, Executive will report to the Board of Directors of the Company (the “Board”), performing such duties as are normally associated with his position and such duties as are assigned to him from time to time, subject to the oversight and direction of the Board. During the term of Executive’s employment with the Company, Executive will work on a full-time basis for the Company and will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Initially, Executive shall perform Executive’s duties under this Agreement principally from Executive’s home office in Brentwood, Tennessee; provided that, Executive may be required to work from the Company’s corporate headquarters in Iselin, New Jersey, or any other new location to be determined by the Board. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4            Company Policies and Benefits. The employment relationship between the parties shall be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.5            Vacation. During Executive’s employment hereunder, Executive shall also receive four (4) weeks of vacation per full calendar year (prorated for any partial calendar year of employment) subject to the Company’s vacation policies and procedures as in effect or amended from time to time, which vacation time shall accrue pro-rata on a pay period basis. Executive may not carryover any earned but unused vacation time from any calendar year to any subsequent calendar year unless otherwise expressly required by applicable law or permitted by applicable Company policies. On termination of employment for any reason, Executive forfeits any accrued but unused vacation unless otherwise expressly required by applicable law or permitted by applicable Company policies.

2.            Compensation.

2.1            Salary. Executive shall receive for Executive’s services to be rendered under this Agreement an initial base salary of $600,000 on an annualized basis, subject to review and adjustment by the Board in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”).

2.2            Annual Bonus. During Executive’s employment hereunder, Executive shall be eligible for a discretionary annual cash bonus of a target amount equal to 70% of Base Salary (“Target Amount”), subject to review and adjustment by the Board in its sole discretion, payable subject to standard federal and state payroll withholding requirements. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31. For the period beginning on the Start Date and ending on the last day of the applicable calendar year, Executive shall be eligible to receive a prorated annual bonus (calculated as fifty percent (50%) of the annual bonus that would have been paid for the entire calendar). Whether Executive earns any bonus will depend on (a) Executive’s continuous performance of services to the Company through the date any bonus is paid; and (b) the actual achievement by Executive and the Company of the applicable performance targets and goals set by the Board or its Compensation Committee. The Board or its Compensation Committee will determine in its sole discretion the extent to which Executive and the Company have achieved the performance goals upon which the bonus is based and the amount of the bonus, which could be below the Target Amount (and may be zero). The bonus, if awarded, will be paid no later than March 15 of the calendar year immediately following the calendar year for which the bonus is being measured.

2.3            Initial Equity. Subject to approval by the Board or its Compensation Committee and as a material inducement to Executive commencing employment with the Company, Executive shall be granted an option to purchase 800,000 shares of common stock of the Company (the “Option”) with an exercise price equal to the fair market value of the common stock as of the date of grant. The Option shall be subject to and governed in all respects by the terms of the governing equity plan documents and grant agreement(s) between Executive and the Company thereunder, and shall be subject to a vesting schedule whereby one-quarter (1/4) of the shares subject to the Option shall vest one year after grant, with the remaining shares vesting in equal monthly installments over the following three years thereafter, subject to Executive’s continuous service through each applicable vesting date. The Option is intended to comply with the inducement award exception to stockholder approval provided under Nasdaq Listing Rule 5635(c)(4) and related guidance.

2.4            Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Company from time to time. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Code: (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. For purposes of this Agreement, the “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder.

3.            Employee Confidential Information and Inventions Assignment Agreement. As a condition of continued employment, Executive agrees to execute and abide by an Employee Confidential Information and Inventions Assignment Agreement attached as Exhibit A (“Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

4.            Outside Activities during Employment. Except with the prior written consent of the Board, including written consent given to Executive prior to the signing of this Agreement, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties; and (iii) such other activities as may be specifically approved in writing by the Board. This restriction shall not, however, preclude Executive (x) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (y) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.

5.            No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement does not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.            Termination of Employment. The parties acknowledge that Executive’s employment relationship with the Company is at-will, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without cause or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1             Termination by the Company without Cause or for Good Reason.

(a)            The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time, in accordance with Section 6.6, without Cause (as defined in Section 6.3(b) below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Section 6.5 below is not a termination without Cause for purposes of receiving the benefits described in Sections 6.1 or Section 6.2.

(b)            If the Company terminates Executive’s employment without Cause or Executive terminates his employment with the Company for Good Reason, and provided that (x) such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), (y) Executive complies with the obligations in Section 6.1(c) below, and (x) such Separation from Service occurs following the expiration of a period of ninety (90) days following the Start Date, Executive shall also be eligible to receive the following severance benefits (collectively, the “Severance Benefits”):

(i)             The Company will pay Executive an amount equal to Executive’s then current Base Salary for twelve (12) months, less all applicable withholdings and deductions, paid in equal installments on the Company’s normal payroll schedule following the termination date, with the first payment beginning on the Severance Pay Commencement Date (as defined in Section 6.1(c) below), and the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; provided that on the Severance Pay Commencement Date, the Company will pay in a lump sum the aggregate amount of the cash severance payments that the Company would have paid Executive through such date had the payments commenced on the effective date of termination through the Severance Pay Commencement Date.

(ii)            The Company will pay Executive a cash amount equal to the Target Amount for the performance year in which Executive’s termination occurs. This amount will be payable subject to standard federal and state payroll withholding requirements in a lump sum payment on the Severance Pay Commencement Date.

(iii)           If Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) twelve (12) months following the termination date; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(iv)          Notwithstanding the terms of any equity plan or award agreement to the contrary, the time-based vesting conditions applicable to fifty percent (50%) of Executive’s stock options and/or other equity awards subject to time-based vesting requirements that are outstanding and not vested as of Executive’s termination date shall accelerate and deemed to be satisfied as of the date of Executive’s termination. For the avoidance of doubt, the accelerated vesting provided under this Section 6.1(b)(iv) shall not apply to any liquidity event or performance-based vesting conditions applicable to any of Executive’s outstanding stock options or other equity awards as of the date of termination.

(c)            Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits pursuant to Section 6.1(b) or the Change in Control Severance Benefits (defined below) pursuant to 6.2(a) of this Agreement, as applicable, only if: (i) Executive executes and does not revoke a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form acceptable to the Company (the “Release”) and the Release is enforceable and effective as provided in the Release on or before the date that is the sixtieth (60th) day following the effective date of termination (such 60th day, the “Severance Pay Commencement Date”); (ii) if Executive holds any other positions with the Company, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property; (iv) Executive complies with Executive’s post-termination obligations under this Agreement and the Proprietary Information Agreement; and (v) Executive complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in Release.

(d)            For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e)            The Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(f)             Any damages caused by the termination of Executive’s employment without Cause would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(g)            For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction in Executive’s Base Salary of at least 25%; (ii) a material breach of this Agreement by the Company; (iii) a material reduction in the Executive’s duties, authority and responsibilities relative to the Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction; or (iv) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation (except that, in the event the Company requires Executive to relocate to a location near the Company’s corporate headquarters, such relocation shall not constitute “Good Reason”); provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

6.2             Termination by the Company without Cause or for Good Reason Coincident with a Change in Control.

(a)            If Executive’s employment by the Company is terminated by the Company or any successor entity without Cause (and not due to Disability or death) or by Executive for Good Reason within two (2) months prior to or within twelve (12) months following the effective date of a Change in Control (as defined in the Company’s 2024 Equity Incentive Plan, as such plan may be amended from time to time), and provided that (x) such termination constitutes a Separation from Service, (y) Executive complies with the obligations in Section 6.1(c) below, and (z) such Separation from Service occurs following the expiration of a period of ninety (90) days following the Start Date, then in addition to paying or providing Executive with the Accrued Obligations, then Company will provide the following severance benefits in lieu of the Severance Benefits (collectively, the “Change in Control Severance Benefits”):

(i)            The Company will pay Executive an amount equal to Executive’s then current Base Salary for eighteen (18) months, less all applicable withholdings and deductions, paid in equal installments on the Company’s normal payroll schedule following the date of Separation from Service, with the first payment beginning on the Severance Pay Commencement Date, and the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; provided that on the Severance Pay Commencement Date, the Company will pay in a lump sum the aggregate amount of the cash severance payments that the Company would have paid Executive through such date had the payments commenced on the effective date of termination through the Severance Pay Commencement Date.

(ii)            The Company will pay Executive a cash amount equal to one and a half (1.5) times the Target Amount for the performance year in which Executive’s termination occurs. This amount will be payable subject to standard federal and state payroll withholding requirements in a lump sum payment on the Severance Pay Commencement Date.

(iii)           If Executive timely elects continued coverage under COBRA for himself and his covered dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his covered dependents’ health insurance coverage in effect for himself (and his covered dependents) on the termination date until the earliest of: (i) eighteen (18) months following the termination date; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “CIC COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(iv)          Notwithstanding the terms of any equity plan or award agreement to the contrary, the time-based vesting conditions applicable to all of Executive’s outstanding stock options and/or other equity awards subject to time-based vesting requirements as of Executive’s termination date shall vest as follows: (A) if such termination occurs within two (2) months prior to or on the effective date of a Change in Control, the time-based vesting restrictions shall accelerate and be deemed to be satisfied as of the date of Executive’s termination, and (B) if such termination occurs within twelve (12) months following the effective date of a Change in Control, in the event any surviving corporation or acquiring corporation assumes Executive’s stock options and/or other equity awards, as applicable, or substitutes similar stock options or equity awards for Executive’s stock options and/or equity awards, as applicable, in accordance with the terms of the Company’s equity incentive plans, the time-based vesting of all of such stock options and/or equity awards (or any substitute stock options or equity awards), as applicable, shall be accelerated in full as of the date of termination. For the avoidance of doubt, the accelerated vesting provided under this Section 6.2(a)(iv) shall not apply to any liquidity event or performance-based vesting conditions applicable to any of Executive’s outstanding stock options and/or other equity awards as of the date of termination.

(b)            The Change in Control Severance Benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program, including but not limited to the Severance Benefits described in Section 6.1(b). For the avoidance of doubt, in no event shall Executive be entitled to benefits under both Section 6.1(b) and this Section 6.2. If Executive is eligible for benefits under both Section 6.1(b) and this Section 6.2, or if Executive begins receiving benefits under Section 6.1(b) and later becomes eligible for benefits under Section 6.2, Executive shall receive the benefits set forth in this Section 6.2 and such benefits will be reduced by any benefits previously provided to Executive under Section 6.1(b).

(c)            Any damages caused by the termination of Executive’s employment without Cause or for Good Reason following a Change in Control would be difficult to ascertain; therefore, the Change in Control Severance Benefits for which Executive is eligible pursuant to Section 6.2(a) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.3            Termination by the Company for Cause.

(a)             The Company shall have the right to terminate Executive’s employment with the Company at any time, in accordance with Section 6.6, for Cause by giving notice as described in Section 7.1 of this Agreement. In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

(b)            “Cause” for termination shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of Company; (vi) negligence or incompetence in the performance of Executive’s duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.

6.4            Resignation by Executive.

(a)            Executive may resign from Executive’s employment with the Company at any time, in accordance with Section 6.6, by giving notice as described in Section 7.1.

(b)            In the event Executive resigns from Executive’s employment with the Company for any reason other than Good Reason in accordance with Sections 6.1 or 6.2, Executive will not receive Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.5            Termination by Virtue of Death or Disability of Executive.

(a)            In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, in accordance with Section 6.6, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives all Accrued Obligations.

(b)            Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, and in accordance with Section 6.6, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for 180 days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.6            Notice; Effective Date of Termination.

(a)            Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)            immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless pursuant to Section 6.3(b)(vi) in which case ten (10) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)            immediately upon the Executive’s death;

(iii)          ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date;

(iv)          ten (10) days after the Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or

(v)           for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 6.1(g).

(b)            In the event notice of a termination under subsections (a)(i) or (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.7            Cooperation with Company after Termination of Employment. Following termination of Executive’s employment for any reason, Executive agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company. Such cooperation includes, without limitation, making Executive available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony. In addition, for twelve (12) months after Executive’s employment with the Company ends for any reason, Executive agrees to cooperate fully with the Company in all matters relating to the transition of Executive’s work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs.

6.8            Application of Section 409A. It is intended that all of the severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefits or Change in Control Severance Benefits will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.8 and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Section 6. No interest shall be due on any amounts deferred pursuant to this Section 6.8. To the extent that any Severance Benefits are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of any such Severance Benefit will not be made or begin until the later calendar year.

6.9            Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to this Agreement or otherwise from the Company or any person or entity are considered “parachute payments” under Section 280G of the Code, then such parachute payments will be limited to the greatest amount that may be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company under such section, but only if, by reason of such reduction, the net after tax benefit to Executive will exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement will mean the sum of (i) the total amounts payable to the Executive under this Agreement, plus (ii) all other payments and benefits which the Executive receives or then is entitled to receive from the Company or otherwise that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing will be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 6.9 will be made at the Company’s expense by a nationally recognized certified public accounting firm as may be designated by the Company prior to a change in control (the “Accounting Firm”). In the event of any mistaken underpayment or overpayment under this Agreement, as determined by the Accounting Firm, the amount of such underpayment or overpayment will forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at one hundred twenty percent (120%) of the applicable Federal rate provided for in Section 7872(f)(2) of the Code. Any reduction in payments required by this Section 6.9 will occur in the following order: (1) any cash severance, (2) any other cash amount payable to Executive, (3) any benefit valued as a “parachute payment,” (4) the acceleration of vesting of any equity awards that are options, and (5) the acceleration of vesting of any other equity awards. Within any such category of payments and benefits, a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

7.            General Provisions.

7.1            Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at either Executive’s address as listed on the Company payroll, or Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3            Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination for such period as may be appropriate under the circumstances.

7.4            Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5            Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Proprietary Information Agreement and have or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6            Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. The parties agree that facsimile and scanned image copies of signatures will suffice as original signatures.

7.7            Withholding Taxes. The Company will be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

7.8            Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.9            Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

7.10            Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New Jersey.

7.11          Dispute Resolution. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid, such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. The location for the arbitration shall be the Princeton/Trenton, New Jersey area or another mutually agreeable location. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings. Nothing herein prevents Executive from filing and pursuing proceedings before a federal or state governmental agency, although if Executive chooses to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

[signatures to follow on next page]

In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

Outlook Therapeutics, Inc.

By:	/s/ Faisal Sukhtian
Name:	Faisal Sukhtian
Title:	Chairman of the Board

Executive

/s/ Robert C. Jahr
Robert Jahr

(Signature page to Executive Employment Agreement)